EXHIBIT 5

July 17, 2002

IMPATH Inc.
521 West 57th Street
New York, New York 10019

Dear Sirs:

     I have acted as counsel for IMPATH Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, with respect to 2,500,000 shares (collectively, the “Shares”) of the common stock, $.005 per share par value, of the Company, which have been or are to be offered by the Company pursuant to the Company’s 2002 Long Term Incentive Plan (the “Plan”).

     In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and the Plan pursuant to which shares of the Common Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     Based upon the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of the required consideration in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Richard C. Rosenzweig